Exhibit 99.1
SUMMARY OF INDICATIVE TERMS AND CONDITIONS
EGL, INC.
$250,000,000 SENIOR SECURED CREDIT FACILITY

Borrower:	EGL, Inc., a Texas corporation (the “Borrower”).

Guarantors:	The Senior Credit Facility (defined below) shall be guaranteed by all existing and future direct and indirect domestic subsidiaries of the Borrower. All guarantees shall be guarantees of payment and not of collection.

Administrative Agent:	Bank of America, N.A. (the “Administrative Agent” or “Bank of America”) will act as sole and exclusive administrative agent.

Lead Arranger and Book Manager:	Banc of America Securities LLC (“BAS”).

Lenders:	A syndicate of financial institutions (including Bank of America) arranged by BAS, which institutions shall be acceptable to the Borrower and the Administrative Agent (collectively, the “Lenders”).

Senior Credit Facility:	An aggregate principal amount of up to $250,000,000 will be available upon the terms and conditions hereinafter set forth:

Multi-Year Revolving Credit Facility: $250,000,000 five year revolving credit facility (the “Revolving Credit Facility”), which will include a $75,000,000 sublimit for the issuance of letters of credit denominated in U.S. dollars and alternative currencies acceptable to the Administrative Agent (each a “Letter of Credit”), a $15,000,000 sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by Bank of America (in such capacity, the “Fronting Bank”) and Swingline Loans will be made available by Bank of America, and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan.

Term A Facility Option: The Borrower may elect to obtain on or prior to the Closing Date a five-year term loan facility in an aggregate amount equal to the difference between (a) $150,000,000, minus (b) the aggregate principal amount of all borrowings under the Other Senior Debt Financing, all of which will be drawn on the Closing Date (the “Term A Facility”), subject to the Borrower obtaining commitments from new or existing

Lenders totaling such requested amount. Documentation for the Senior Credit Facility will not obligate or commit the Administrative Agent, BAS or any Lender to extend any Term Facility A commitment.

The Revolving Credit Facility and the Term A Facility, if applicable, herein referred to from time to time as the “Senior Credit Facility”.

Swingline Option:	Swingline Loans will be made available on a same day basis in an aggregate amount not exceeding $15,000,000 and in minimum amounts of $250,000. In the event of any conflict between the terms of the Swingline Loans in the Senior Credit Facility and the terms of the Bank of America autoborrow agreement with respect to the administration of the borrowing, funding and repayment of the Swingline Loans, the terms of the autoborrow agreement shall control.

Purpose:	The proceeds of the Senior Credit Facility shall be used for working capital, capital expenditures, and other lawful corporate purposes, including purchasing capital stock of the Borrower and refinancing all debt outstanding under the Credit Agreement, dated as of September 15, 2004, among the Borrower, certain of its subsidiaries and the lenders party thereto (the “Existing Credit Agreement”).

Closing Date:	The execution of definitive loan documentation, to occur on or before October 31, 2005 (the “Closing Date”).

Interest Rates:	As set forth in Addendum II.

Maturity:	The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five years from the Closing Date.

The Term A Facility, if applicable, shall be subject to repayment according to the Scheduled Amortization, with the final payment of all amounts outstanding, plus accrued interest, being due five years from the Closing Date.

Availability/ Scheduled Amortization:	Revolving Credit Facility: Advances under the Revolving Credit Facility may be made on a revolving basis up to the full amount of the Revolving Credit Facility and Letters of Credit may be issued up to the sublimit for Letters of Credit.

Term A Facility (if applicable): The Term A Facility will be subject to quarterly amortization of principal (in equal installments) equal to 2.50% of the initial aggregate Term A Facility advances (the “Scheduled Amortization”).

Mandatory Prepayments And Commitment Reductions	100% of all net cash proceeds from the sale of assets not in the ordinary course of business in excess of $10,000,000 in aggregate amount per year (if not reinvested within 180 days) shall be applied to the prepayment of the Senior Credit Facility (if not reinvested within 180 days); provided, however, a percentage of net cash proceeds from the sale of the Borrower’s trucking business shall, on a pro rata basis, be applied to the payment of the Senior Credit Facility and a prepayment or an offer to repurchase the Other Senior Debt Financing. The Revolving Credit Facility commitment will not be reduced by any such prepayment. Each prepayment of the Senior Credit Facility shall be applied in the following order: first, to the principal repayment of the Term A Facility, if applicable, in the inverse order of maturity and, second, to the Revolving Credit Facility.

Optional Prepayments And Commitment Reductions:	The Borrower may prepay the Senior Credit Facility in whole or in part at any time without penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The unutilized portion of any commitment under the Revolving Credit Facility in excess of, the Swingline Loans and the stated amount of all Letters of Credit may be irrevocably canceled in whole or in part. Each prepayment of the Senior Credit Facility shall be applied in the following order: first, to the principal repayment of the Term A Facility, if applicable, in the inverse order of maturity and, second, to the Revolving Credit Facility.

Security and Priority:	The Borrower and each domestic subsidiary of the Borrower shall grant the Administrative Agent, the Lenders and the holders of the Other Senior Debt Financing valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following:
(a)	All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 65% of the capital stock of each Material First-tier Foreign Subsidiary). A “Material First-tier Subsidiary” is (a) EI Freight Holdings BV, (b) EGL Luxembourg S.á.r.l., and (c) any other foreign direct subsidiary of the Borrower or a domestic subsidiary whose consolidated assets (including those of its subsidiaries) equal or exceed $25,000,000.

(b)	All of the present and future non-real estate property and non-real estate assets of the Borrower and each domestic subsidiary of the Borrower, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(c)	All proceeds and products of the property and assets described in clauses (a) and (b) above.

The Security shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facility and any interest rate swap or similar agreements with a Lender under the Senior Credit Facility and the Other Senior Debt Financing.

Conditions Precedent To Closing:	The Closing (and the initial funding) of the Senior Credit Facility will be subject to satisfaction of the conditions precedent deemed appropriate by the Administrative Agent and the Lenders including, but not limited to, the following:
(i)	The negotiation, execution and delivery of definitive documentation (including, without limitation, satisfactory legal opinions and other customary closing documents) for the Senior Credit Facility satisfactory to BAS, the Administrative Agent and the Lenders.

(ii)	The Lenders shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in the collateral referred to under the section “Security” set forth above.

(iii)	There shall not have occurred a material adverse change (x) in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, since December 31, 2004 or (y) in the facts and information regarding such entities as represented to date.

(iv)	The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to (x) have a material adverse effect on the business, assets, properties, liabilities (actual and contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, (y) adversely affect the ability of the Borrower or any Guarantor to perform its obligations under the loan documentation or (z) adversely affect the rights and remedies of the Administrative Agent or the Lenders under the loan documentation (collectively, a “Material Adverse Effect”).

(v)	The Other Senior Debt Financing shall have been, or contemporaneously with the initial funding of the Senior Credit Facility shall be, issued and made on terms satisfactory to the Administrative Agent.

(vi)	After giving effect to the initial funding of the Senior Credit Facility and the Other Senior Debt Financing, the Borrower must have, on a pro forma basis, availability under the Revolving Credit Facility in an amount of at least $50,000,000.

(vii)	The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such documents, certificates, and reports as it may reasonably request.

Conditions Precedent To All Borrowings:	Usual and customary for transactions of this type, to include without limitation: (i) all representations and warranties are true and correct as of the date of each borrowing; and (ii) no event of default under the Senior Credit Facility or incipient default has occurred and is continuing, or would result from such borrowing.

Representations And Warranties:	Usual and customary for transactions of this type (and similar to those in the Existing Credit Agreement with similar qualifications and exceptions), to include without limitation: (i) corporate existence and status; (ii) corporate power and authority, enforceability; (iii) no violation of law, contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals or consents; (vii) use of proceeds and not engaging in business of purchasing/carrying margin stock; (viii) status under Investment Company Act; (ix) ERISA matters; (x) environmental matters; (xi) tax matters; (xii) ownership of property and insurance matters; (xiii) accuracy of disclosure; (xiv) compliance with laws; (xv) subsidiaries; (xvi) no default; (xvii) perfected liens, security interests and charges; and (xviii) solvency.

Covenants:	Usual and customary for transactions of this type (and similar to those in the Existing Credit Agreement with similar qualifications and exceptions), to include without limitation: (i) delivery of financial statements, SEC filings, compliance certificates and notices of default, material litigation, material governmental proceedings or investigations, ERISA and environmental proceedings and material changes in accounting or financial reporting practices; (ii) compliance with laws and material contractual obligations; (iii) payment of obligations; (iv) preservation of existence; (v) maintenance of books and records and inspection rights; (vi) use of proceeds; (vii) maintenance of insurance; (viii) limitation on liens, mergers and consolidations; (ix) limitation on asset sales to 5% of total assets per year (excluding the sale of trucking business in an amount not to exceed $100,000,000 and other permitted sales); (x) limitation on incurrence of debt (the aggregate amount of all purchase money debt and capital leases not to exceed $50,000,000); (xi) limitation on annual dividends and stock redemptions (if Leverage Ratio is greater than 2.00x on a pro forma basis, limited to $25,000,000 plus 50% net income for the preceding fiscal year); (xii) limitation on investments (including loans and advances) and limitation on annual acquisitions (if pro forma leverage ratio is greater than 2.00x, aggregate acquisitions shall not exceed 100% EBITDA for the preceding fiscal year); and (xiii) limitation on transactions with affiliates.

Financial covenants to include:
•	Maintenance on a rolling four quarter basis of a Maximum Leverage Ratio (Net Funded Debt/EBITDA) equal to or less than 3.50x stepping down to 3.00x. Net Funded Debt shall be defined as Funded Debt less cash in excess of $50,000,000.

•	Maintenance on a rolling four quarter basis of an Interest Coverage Ratio (EBIT/interest expense) equal to or greater than 2.50x stepping up to 3.00.

•	Maintenance at the end of each fiscal quarter of a Minimum Asset Coverage Ratio (book accounts receivable/Net Funded Debt) of at least 1.10x.

•	EBITDA shall be defined as provided in the Existing Credit Agreement.

Events of Default:	Usual and customary in transactions of this type (and similar to those in the Existing Credit Agreement with similar qualifications and exceptions), to include without limitation: (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been incorrect when made or confirmed; (iii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed; (vii) actual or asserted invalidity of any loan documentation; (viii) change of control; and (ix) customary ERISA defaults.

Assignments and Participations:	Revolving Credit Facility Assignments: Each Lender will be permitted to make assignments in respect of the Revolving Credit Facility in a minimum amount equal to $5,000,000 to other financial institutions approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, which approvals shall not be unreasonably withheld or delayed; provided, however, that the approval of the Borrower shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund (as such term shall be defined in the definitive loan documentation) and the approval of the Administrative Agent shall not be required in connection with assignments to other Lenders under the Revolving Credit Facility. Notwithstanding the foregoing, however, any Lender assigning a Commitment (as such term shall be defined in the definitive loan documentation) shall be required to obtain the approval of the Administrative Agent, the Fronting Bank, and the lender for any Swingline Loan, unless the proposed assignee is already a Lender.

Term A Facility Assignments (if applicable): Each Lender will be permitted to make assignments in respect of the Term A Facility in a minimum amount equal to $1,000,000, to other financial institutions approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, which approvals shall not be unreasonably withheld or delayed; provided, however, that the approvals of the Administrative Agent and the Borrower shall not be required in connection with assignment of the Term A Facility to other Lenders, to any affiliate of a Lender of to any Approved Fund.

Assignments Generally: An assignment fee will be charged with respect to each assignment as set forth in Addendum I. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date and releases of all or substantially all of the collateral or the Guarantors.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Credit Facility, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest or fees, (iii) extensions of maturity or times for payment, and (iv) releases of all or substantially all of the collateral or the Guarantors.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, BAS, each Lender and their respective affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Senior Credit Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:	State of Texas.

Pricing/Fees/ Expenses:	As set forth in Addendum II.

Other:	This Summary of Terms is intended as an outline of certain of the material terms of the Senior Credit Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation for the Senior Credit Facility contemplated hereby. Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to Texas jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

ADDENDUM I
PROCESSING AND RECORDATION FEES
The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction:	Assignment Fee:
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500
For purposes hereof, “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor. The terms “Affiliate,” “Approved Fund” and “Eligible Assignee” shall be defined in the definitive loan documentation.

ADDENDUM II
PRICING, FEES AND EXPENSES

Commitment Fee:	The Borrower will pay a fee (the "Commitment Fee”), determined in accordance with the Performance Pricing grid set forth below, on the unused portion of each Lender’s commitments under the Revolving Credit Facility. The Commitment Fee is payable quarterly in arrears commencing upon the Closing Date. Swing Line Loans will not be deemed to be utilization for purposes of calculating the Commitment Fee.

Letters of Credit Fees:	The Borrower will pay a fee (the “Letter of Credit Fee”), determined in accordance with the Performance Pricing grid set forth below, on the maximum amount available to be drawn under each Letter of Credit that is issued and outstanding. The Letter of Credit Fee is payable quarterly in arrears, commencing on the Closing Date, and will be shared proportionately by the Lenders.

Interest Rates:	At the Borrower’s option, any loan (other than Swingline Loans) under the Senior Credit Facility that is made to it will bear interest at a rate equal to the Applicable Margin, as determined in accordance with the Performance Pricing grid set forth below, plus one of the following indexes: (i) LIBOR and (ii) the Base Rate (to be defined as the higher of (a) the Bank of America prime rate and (b) the Federal Funds rate plus .50%). Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Revolving Credit Facility.

The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

A default rate shall apply on all obligations in the event of default under the Senior Credit Facility at a rate per annum of 2% above the applicable interest rate.

Performance Pricing:	The Commitment Fee, Applicable Margin and Letter of Credit Fee, for any fiscal quarter, shall be the applicable rate per annum set forth in the table below opposite the Leverage Ratio determined as of the last day of the immediately preceding fiscal quarter.

			Eurodollar
			Rate+
Pricing		Commitment	Letter of	Base Rate
Level	Leverage Ratio	Fee	Credit	+
1	<1.00:1	0.200%	0.750%	0.000%
2	>1.00:1 but <1.50:1	0.250%	1.000%	0.000%
3	>1.50:1 but <2.00:1	0.300%	1.250%	0.000%
4	>2.00:1 but <2.50:1	0.350%	1.500%	0.000%
5	>2.50:1 but <3.00:1	0.375%	1.750%	0.250%
6	>3.00:1	0.500%	2.250%	0.750%

The initial Pricing Level shall be determined based on the Leverage Ratio calculated immediately after giving effect to all borrowings under the Senior Credit Facility the proceeds of which are used to purchase capital stock of the Borrower and under the Other Senior Debt Financing. The initial Pricing Level is estimated to be Pricing Level 4.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and BAS, regardless of whether or not the Senior Credit Facility is closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any loan documentation.